Exhibit 3.23

OPERATING AGREEMENT OF
CASABLANCA RESORTS, LLC

OPERATING AGREEMENT OF
CASABLANCA RESORTS, LLC

i

v

OPERATING AGREEMENT OF
CASABLANCA RESORTS, LLC

This Operating Agreement (“Agreement”) is entered into this 31st day of May, 2001 by RBG, LLC being the Sole Member of the Limited Liability Company (hereinafter referred to as “Company” or “the Company” as the context requires).

ARTICLE 1

FORMATION AND PURPOSE OF LIMITED LIABILITY COMPANY

Section 1.01         Formation of Limited Liability Company.

The Member agrees to operate the Company as a Limited Liability Company pursuant to the provisions of Chapter 86 of the Nevada Revised Statutes as adopted in Nevada and as amended from time to time.  The rights and obligations of the Members in the operation of the Company shall be conducted and construed in accordance with Chapter 86 of the Nevada Revised Statutes.  If there is a conflict between the provisions of this Agreement and Chapter 86 of the Nevada Revised Statutes, the provisions of Chapter 86 of the Nevada Revised Statutes shall control.

Section 1.02         Name.

The Company’s business shall be conducted solely under the name of the Company or any fictitious name upon which the Members may agree and for which the appropriate Certificate of Fictitious Name shall be filed with the appropriate government agency.

Section 1.03         Purpose.

A.            The Company may engage in any lawful purpose except for banking or insurance operations.

B.            It is the intent of the Member that the Company shall be taxed as a partnership, and the Company shall enter into no business activity, take no action, or fail to take any required action that would jeopardize taxation of the Company as a partnership.

Section 1.04         Articles of Organization.

The Articles of Organization for the Company have been filed in the Office of the Secretary of State for the State of Nevada.  The Member further agrees to acknowledge, file, record, and/or publish as necessary, such amendments to the Articles of Organization or to this Agreement as may be required by this Agreement or by law and such other documents as may be appropriate to comply with the requirements of law for the formation, preservation, and/or operation of the Company.

ARTICLE 2

DEFINITIONS

The following words and phrases used in this Agreement shall have the following meanings:

Section 2.01           “Articles of Organization” means the articles of organization filed with the Secretary of State.

Section 2.02           “Contribution” means anything of value which a person contributes to the Company as a prerequisite for or in connection with Membership, including cash, property, or services rendered or a promissory note or other binding obligation to contribute cash or property to perform services.

Section 2.03           “Manager” means RBG, LLC, a Nevada limited liability company.

Section 2.04           “Member” means a person (or entity) who owns an interest in the Company, presently, RBG, LLC; but, in no event, shall a person, other than an individual, be a Member of this Company unless such person was fully legally in existence on the date this Operating Agreement was executed.

Section 2.05           “Membership Interest” shall mean the interest of a Member in the Company.

Section 2.06           “Depreciation” means, for each fiscal year or other period, and amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period.

Section 2.07           “Code” means the Internal Revenue Code of 1986, as amended from time (or any corresponding provisions of succeeding law).

ARTICLE 3

MEMBERS AND MEMBERSHIP

Section 3.01         Members.

The sole Member of this Company is RBG, LLC.  No person may become a Member of this Company without the express written consent of all other Members.

Section 3.02         Liability of Members.

No Member shall have any personal liability whatsoever to the creditors of the Company for the debts of the Company or any losses beyond the Member’s capital contribution.  In accordance with Nevada law, a Member may, under certain circumstances, be required to return to the Company for the benefit of the Company’s creditors amounts previously distributed to the Member as a return of capital.  For purposes of this paragraph, the Members intend that no distribution to any Member of distributable funds shall be deemed a return or withdrawal of capital, even if such distribution represents, for federal income tax purposes or otherwise (in whole or in part) a return of capital, and that no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company.

Section 3.03         Indemnification.

Every person who was or is a party to, or threatened to be made a parry to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or a person for whom he is the legal representative is or was a Member of the Company or is or was serving at the request of the Company or as its representative in a partnership, joint venture, trust, or other enterprise shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability, and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.  Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person.  The expenses of a Member incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Company as they are incurred in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the Member to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company.  Such right of indemnification shall not be exclusive of any other right which such Member or representative may have or hereafter acquire.  Without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any agreement, vote of the Members, provision of law, or otherwise, as well as their rights under this Agreement

Section 3.04         Voting.

Any action required to be taken by the Members of the Company shall be taken by vote; and, unless otherwise required by this Agreement, the majority vote shall prevail.  Each Member shall be entitled to one vote for the whole number reciprocal of its Membership Interest, so that if a Member, by way of example, has a 50 percent Membership Interest, such Member shall be entitled to fifty (50) votes.

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ARTICLE 4

CAPITALIZATION

Section 4.01         Initial Capital Contribution.

The initial capital Contribution of the Member is set forth on Schedule A attached hereto.

Section 4.02         Additional Capital Contributions.

Should the Members unanimously determine that an additional pro rata capital contribution from each Member is required for the operation of the business, then each Member shall contribute its additional pro rata capital contribution within thirty (30) days of written notice from the Members.

Section 4.03         Return of Contributions.

Each Member shall look solely to the assets of the Company for return of such Member’s Capital Contributions, and if the assets of the Company are insufficient to return such Capital Contributions, such Members shall have no recourse against any other Member for that purpose.  No Member may withdraw any part of its Capital Contribution or receive any distributions from the Company except upon dissolution of the Company or as specifically provided by this Agreement.

Section 4.04         Loans.

No Member shall lend or advance money to or for the Company’s benefit without the written approval of the majority of the Members.  If any Member, with the written consent of the majority of the other Members, lends money to the Company in addition to its Capital Contribution to the Company, the loan shall be a debt of the Company to that Member and shall bear a market rate of interest to be approved in writing by the Members.  The liability shall not be regarded as an increase of the lending Member’s capital, and it shall not entitle the Member to any increased share of the Company’s net income, distributions, or voting rights.

ARTICLE 5

PROFITS AND LOSSES

Section 5.01         Interest in Profits and Losses.

The Company’s Profits and Losses shall be allocated among the Members in proportion to their respective Membership Interest.

Section 5.02         Determination of Profits and Losses.

The Company’s Profits and Losses for each fiscal year shall be determined by the Company’s accountant in accordance with generally accepted accounting principles.

Section 5.03         Transfer of Company Interest.

In the event a Member transfers all or part of such Member’s interest in the Company pursuant to Article 8, the Net Profit or Net Loss of the Company allocable to the Membership Interest transferred shall be prorated between the transferor and the transferee for the fiscal year in which such transfer occurs in accordance with the number of days of the fiscal year that each owned such Membership Interest.

Section 5.04         Tax Status.

A.            The Member shall prepare, or cause to be prepared, all tax returns which must be filed on behalf of the Company with any taxing authority and make timely filing thereof all at the expense of the Company.

B.            For accounting and federal income tax purposes, all income, deductions, credits, gains and losses of the Company shall be allocated to the Members in accordance with their Membership Interest.  Any item stipulated to be a Company expense under the terms of this Agreement, or which would be so treated in accordance with generally accepted accounting principles, shall be treated as a Company expense for all purposes hereunder, whether or not such item is deductible for purposes of computing Net Income for federal income tax purposes.

Any elections or other decisions relating to allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations made pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items of distributions pursuant to any provision of this Agreement.

Section 5.05         Company Formation Expenses.

All fees incurred in the formation of the Company, the Company’s Articles of Organization, and the Operating Agreement shall be deemed Company expenses and shall be paid out of Company funds.  To the extent that the Member has incurred such Company expenses, Company shall reimburse the Member out of Company funds.

Section 5.06         Cash Distribution to Members.

Not less than annually, the Manager shall determine the funds on hand with the Company in excess of all reasonable cash requirements that can be distributed to the Members in accordance with their Membership Interest.

ARTICLE 6

ACCOUNTING

Section 6.01         Fiscal Year.

The Company’s fiscal year shall be from January 1 to December 31.

Section 6.02         Accountants.

The Manager shall select an accounting firm for the purposes of preparing all required Company reports and for the purposes of preparing quarterly and annual reports to the Members.  Such accounting firm shall perform all other services required as determined by the Manager.

Section 6.03         Company Books.

Proper and complete books of account of the Company shall be kept at the Company’s principal place of business or such other place as the Manager shall designate.  To the extent required by law, such books shall be maintained at Company’s registered office.

Section 6.04         Capital Account.

The Company’s accounting firm shall maintain all required capital accounts and provide all required capital accounting for the Company and the Members.

Section 6.05         Bank Accounts.

Funds of the Company shall be deposited in a Company account or accounts in such bank or banks as approved by the Manager.  Withdrawals from such back accounts shall be made only by parties previously approved, in writing, by the Manager.

Section 6.06         Annual Report.

An Annual Report shall be prepared within one hundred twenty (120) days after the end of each fiscal year of the Company.  This Report shall consist of at least a copy of the Company’s federal income tax returns for such year and any additional information that the Members may require.

ARTICLE 7

BUSINESS OPERATIONS

Section 7.01         Principal Place of Business.

The principal office and place of business of the Company shall be at 950 West Mesquite Blvd., Mesquite, Nevada 89027, or at such other place as the Members shall from time to time determine.

Section 7.02         Resident Agent.

The name and address of the Resident Agent for service of process is Keefer, O’Reilly & Ferrario, 325 South Maryland Parkway, Las Vegas, NV 89101.

Section 7.03         Title.

Title to the assets and the property of the Company shall be held in the name of the Company.

Section 7.04         Management.

The Manager shall manage the day-to-day operations and affairs of the Company and make Company business decisions.

Section 7.05         Responsibility for Books and Records.

Proper and complete books of account shall be kept in which shall be entered fully and accurately all transactions and other matters relative to the Company’s business as are usually entered into records and books of account maintained by persons engaged in businesses of a like character.  The Company books and records shall be prepared in accordance with generally accepted accounting practice consistently applied and shall be kept on the cash basis.  The books and records shall at all times be maintained at the principal place of business of the Company and shall be open to the inspection and examination by the Members.

ARTICLE 8

SALE OR TRANSFER OF AN INTEREST

Section 8.01         Restrictions on Transfer.

A.            No Membership Interest may be transferred except by the unanimous written consent of all non-transferring Members, and then only in accordance with this Article 8.  If any Transfer is not unanimously approved by the non-transferring Members or is not otherwise made in accordance with this Article 8, the Company shall terminate and be dissolved in accordance with Article 9 unless the non-transferring Members specifically consent in writing to the continuation of the Company.  In either case, the transferee of the Membership Interest shall have no right to become a Member and shall have no right to participate in the management and/or affairs of the Company.  The transferee in such case shall only be entitled to receive the share of the profits or other compensation by way of income, and the return of capital contributions, to which the transferring Member would have been entitled.

B.            This Article shall apply to all Transfers of a Membership Interest (now owned or hereafter acquired) by the Members; whether voluntary, involuntary, by operation of law, or resulting from death, or otherwise, and shall include assignment, encumbrance, pledge, disposal, sale, exchange, delivery, hypothecation, and transfer, all referred to as “Transfer.”  For all purposes of this Agreement, an involuntary lifetime transfer shall include the entry of a final Order of a Court in a divorce proceeding that is not subject to appeal directing transfer of the interest, or any transfer occasioned by a separation agreement in a divorce proceeding that is not subject to appeal.

Section 8.02         Bona Fide Offer by Third Party.

A Member who receives an offer to purchase acceptable to him or desires to sell any or all of his Membership Interest to a person not a party to this Agreement (herein referred to as the “Offering Member”) shall first offer in writing such interest for sale to the other Members (herein referred to as the “Nonoffering Members”).  The Nonoffering Members will have the first right of refusal, at the same price and terms offered by a bona fide prospective purchaser.  The terms and conditions of the purchase offer shall be fully revealed to the Nonoffering Members by written notice duly given specifying such information as shall include but not be limited to:

(i)            Name and address of the prospective purchaser;

(ii)           Relationship to Offering Member;

(iii)          Price; and

(iv)          Method and terms of payment.

For all proposes of this Section 8.02, a “bona fide prospective purchaser” must be a person or persons financially capable of carrying out the terms of such offer in a form legally enforceable against such person.

In the event that the aforementioned offer is not accepted by the Nonoffering Members within forty-five (45) days after receipt of said written offer and the Nonoffering Members have unanimously consented in writing to the Transfer, the Offering Member shall have the right to sell said interest only to the person disclosed as the bona fide prospective purchaser and only upon such terms as specified in the notice hereinabove referenced.  Such sale must be made within sixty (60) days after the expiration of such forty-five-day (45-day) period or within sixty (60) days after the written refusal of the Company or the Nonoffering Members to accept such offer.  In the event such sale is not completed as aforesaid, it may not be made or effectuated.  The restrictions imposed by this Article shall then remain in force and continue to be effective as if no offer to sell had been made.  In the event such sale is completed as aforesaid, and the Nonoffering Members have unanimously consented in writing to the Transfer, the transferee shall become a Member of the Company.  If the Nonoffering Members have not unanimously consented in writing to the Transfer, the transferee shall not become a Member of the Company, shall have no right to become a Member and shall have no right to participate in the management and/or affairs of the Company.  The transferee in such case shall only be entitled to receive the share of the profits or other compensation by way of income, and the return of capital contribution, to which the Offering Member would have been entitled.

Section 8.03         Involuntary Transfer.

Upon the (i) bankruptcy or insolvency of a Member or (ii) appointment of a receiver of the assets of a Member (if said appointment is not vacated within sixty (60) days after same becomes effective), the Company shall dissolve unless all remaining Members unanimously consent in writing to continue the business of the Company, in which event the Company shall purchase, and the Member, or the bankruptcy estate or bankruptcy trustee of the

Member, or the receiver, as the case may be, shall sell all the interest in the Company now owned or hereafter acquired by such Member.  The purchase price of the interest shall equal its value computed in accordance with the provisions of Section 8.04 of this Article and be paid pursuant to Section 8.06 hereafter.

Section 8.04         Purchase Price of Interest.

In the event of the purchase of an interest by the Company pursuant to Section 8.03, or sale of a Membership Interest without a third party bona fide offer, the purchase price shall be determined either by:

A.            The sum of:

(i)            The value of the Company or the Member’s Membership Interest, as the case may be, set forth in the most recent certificate of value duly executed; and

(ii)           The amount of the net earnings or losses of the Company or Member, as the case may be, from the valuation date of such last duly executed certificate of value to the end of the fiscal year next preceding the date of sale;

or, in the event the procedure under A(i) is unavailable,

B.            A valuation of the interest without any minority discount determined as follows:

(i)            The selling Member shall select an appraiser, and the Company or purchasing Member shall select an appraiser.  The two appraisers so selected shall then appoint a third neutral appraiser.

(ii)           Each appraiser shall conduct an appraisal of the interest within ninety (90) days of selection of the neutral appraiser.

(iii)          If any two appraisals shall disclose values which do not differ by more than ten percent (10%) from each other, then the average of those two appraisals shall be deemed the value of the interest.

 (iv)         If no two of the appraisals are identical or within ten percent (10%) of each other, then the average of the two appraisals closest in value shall be deemed the value of the interest.

Section 8.05         Value of Interest Purchased; Insufficient Surplus.

It is understood and agreed between the Members hereto that the price determined in accordance with Section 8.04 is the full agreed value of the Company or Member subject to this Article; that except as otherwise provided in this Article, such certified value shall in no manner be altered; and that all assets, both tangible and intangible, if any, as well as all liabilities, including mortgages, liens, or other encumbrances of any kind whatsoever, if any, or upon the assets of the Company or Member have been considered in determining the said value, including insurance proceeds, if any.

If, at the time the Company is required to make payment in purchase of the interest of an Offering Member and its surplus is insufficient for such purposes, then:

(i)            The entire surplus shall be used to purchase part of the interest of the Offering Member; and

(ii)           The Company and the Nonoffering Members shall promptly take all required action to either increase the capital contributions of the Nonoffering Members or make a loan to the Company to the extent necessary for the redemption of the unredeemed interest.  Payment for the interest so redeemed shall be made at its value as determined under Section 8.04.

If the Company is unable to increase the capital contributions of the Nonoffering Members to the extent necessary for such redemption, then the Nonoffering Members shall purchase the remaining amount of such unredeemed interest on the same terms and conditions as the Company.  Such purchases shall occur prior to said redemption.

Section 8.06         Payments Terms.

The redemption or purchase price of the interest of a Member determined in accordance with Section 8.04 shall be paid in the following manner:

A.            There shall first be credited against such redemption or purchase price the amount of any indebtedness due and payable to the Company by the Member.

B.            Twenty percent (20%) of the redemption price, but not less than Ten Thousand Dollars ($10,000), shall be paid ninety (90) days following the exercise of any right of first refusal granted the Company hereunder.

C.            The balance of the redemption or purchase price shall be paid in sixty (60) equal monthly installments with interest thereon at the applicable Bank of America publicly announced rate, plus two percent (2%), in effect at the time the loan is made.  Such payment shall be evidenced by a promissory note, and said note shall be delivered to the Member concurrent with the tender of the initial payment.  The first installment shall be due and owing on the anniversary date of the first payment

The Company or the Remaining Members, if applicable, shall have the right to prepay without penalty any portion or all of the balance of the redemption price at any payment date, including the date of the fast payment, with interest computed to the date of payment.

Section 8.07         Transferee Restrictions.

In the event that at any time or from time to time any Membership Interest is Transferred to any party pursuant to the provisions of this Article, the transferee shall take such Membership Interest pursuant to all provisions, conditions, and covenants of this Article, and as a condition precedent to the Transfer of such Membership Interest, the transferee shall agree and acknowledge (for and on behalf of himself or itself, his or its legal representatives, and his or its transferees and assigns) in writing that he is bound by all provisions of this Article as a party hereto.

Section 8.08         Closing Requirements.

Upon the closing of any purchase of any Membership Interest pursuant to this Article, the seller shall deliver to the purchaser such assignments, certificates of authority, tax releases, consents to Transfer, instruments, and evidences of title of the seller and of his (or its) compliance with this Article as may be reasonably required by the purchaser (or by counsel for the purchaser).

Any purchase or redemption by the Company or Members pursuant to any of the terms and provisions of this Article contemplate that any said Transfer of interest shall be free and clear of all taxes (not including Seller’s income tax liability), debts, claims, or encumbrances of any kind whatsoever, except for those represented by promissory notes, if any, given hereunder.

Any closing of the purchase of any Membership Interest pursuant to this Article shall be held at the offices of the then counsel to the Company.

Section 8.09         Specific Performance.

Each Member in furtherance of the terms of this Article will at all times execute all documents necessary to effectuate the purposes of this Article.  Each Member further agrees that the Membership Interests in the Company are unique, that failure to perform the obligations provided by this Article will result in irreparable damage, and that specific performance of these obligations may be obtained by suit in equity.

Section 8.10         Strict Compliance.

Strict compliance shall be required with each and every provision adds Article, it being understood and agreed that no Member shall, as set forth in Section 8.01 hereof, have the right or power to sell or assign any of his Membership Interest except in strict compliance with the procedures set forth in this Article.

Section 8.11         Acquisition of Interest.

In all instances where the Company is legally obligated to purchase the Membership Interest of a Member under this Agreement and is legally prevented under the laws of its jurisdiction of incorporation, or for any other reason whatsoever, from purchasing any of the Membership Interest that it is obligated to purchase, then the Members or other Members as the case may be, pro rata in proportion to their Membership Interest or in such other proportion as they shall otherwise mutually agree upon in writing duly ratified by a vote of the Members, shall be required to purchase that part, even to the extent of all the Membership Interest that the Company is legally prevented from purchasing, at the price and upon the terms set forth in the applicable governing paragraph of this Article; and all references herein to the Company with respect to such purchase shall be deemed to be references to the Company and/or to such Members or other Members as the case may be.  Provided further, wherever pursuant to this Article the Member or other Members as the case may be are given the right but not the obligation to acquire another Member’s Membership Interest in default of the Company’s acting to acquire said interest, the acquiring Members or any one or more of them may acquire said interest but only pro rata in proportion to their Membership Interest then existing in the Company, recomputed as if the Membership Interest being purchased did not exist, or in such other proportion as they shall otherwise mutually agree upon in writing.  Provided further, however, nothing contained in this Paragraph shall obligate a Member to acquire another Member’s Interest unless the applicable governing paragraph of this Article explicitly requires such a result.

ARTICLE 9

TERM AND TERMINATION

Section 9.01         Duration.  The Company shall continue:

A.            Until all interests in the property acquired by it have been sold or disposed of or have been abandoned; or

B.            Until dissolved and terminated as provided for hereinbelow.

Section 9.02         Termination of Company.

The Company shall be terminated by the bankruptcy, withdrawal, or expulsion of any Member; by the assignment by any Member of its interest; or by the admission of a new Member unless the remaining Members specifically consent in writing to the continuation of the Company.

Section 9.03         Dissolution of Company.

The Company shall be dissolved only upon the occurrence of any of the following events:

A.            The written consent or affirmative vote to dissolve the Company by Members owning more than sixty-seven percent (67%) of the Membership Interests;

B.            The disposition or sale of all Interest in the Company assets; or

C.            The entry of a dissolution decree or judicial order by a court of competent jurisdiction or by operation of law.

Section 9.04         Distribution Upon Termination.

In the event of dissolution and final termination, the Manager shall wind-up the affairs of the Company, shall sell all the Company assets as promptly as is consistent with obtaining, insofar as possible, the fair value thereof after paying all liabilities, including all costs of dissolution, and subject to the right of the Manager to set up cash reserves to meet liabilities or obligations of the Company, and shall distribute the remainder ratably to the Members pursuant to the relevant provisions of this Agreement.

Section 9.05         Procedure Upon Dissolution.

Upon any dissolution and termination of the Company under this Agreement or applicable law, except as otherwise provided in this Agreement, the continuing operation of the Company’s business shall be confined to those activities reasonably necessary to wind up the

Company’s affairs, discharge its obligations, and either liquidate the Company’s asset and deliver the proceeds of liquidation or preserve and distribute its assets in kind promptly on dissolution.  A notice of dissolution shall be published under applicable Nevada law or as otherwise appropriate.

Section 9.06         Winding Up of the Company.

Upon the dissolution of the Company, the proceeds from the liquidation of the assets of the Company and collection of the receivables of the Company, together with the assets distributed in kind, to the extent sufficient therefore, shall be applied and distributed in the following order of priority:

A.            To the payment and discharge of all of the Company’s debts and liabilities and the expenses of liquidation;

B.            To the creation of any reserves which the Manager deems necessary for any contingent or unforeseen liabilities or obligations of the Company;

C.            To the payment and discharge of all of the Company’s debts and liabilities owing to Members, but if the amount available for payment is insufficient, then pro rata in proportion to the amount of the Company debts and liabilities owing to each Member;

D.            To the Members according to their respective Membership interest.

Section 9.07         Gains or Losses in Process of Liquidation.

Any gain or loss on disposition of Company properties in the process of liquidation shall be credited or charged to the Members in accordance with their Membership Interest.  Any property distributed in kind in the liquidation shall be valued and treated as though the property were sold and the cash proceeds were distributed.  The difference between the value of property distributed in kind and its book value shall be treated as a gain or loss on sale of the property and shall be credited or charged to the Members in accordance with their Membership

Interest, subject, however, to any allocation of gain or loss which may otherwise be required under the Internal Revenue Code of 1986, as amended.

ARTICLE 10

MISCELLANEOUS

Section 10.01       Amendments.

This Agreement may be amended at any time and from time to time only by the written agreement of all the Members.

Section 10.02       Notices.

Any written notice to any of the Members required or permitted under this Agreement shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given, by registered or certified mail, postage prepaid, and addressed to the party at its last known address.  Notices to the Company shall be similarly given and addressed to it at its principal place of business.

Section 10.03       Governing Law.

This Agreement is intended to be performed in the State of Nevada, and the laws of that State shall govern its interpretation and effect.

Section 10.04       Severability.

If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

Section 10.05       Entire Agreement.

This Agreement contains the entire agreement of the Members relating to the rights granted and obligations assumed under this Agreement.  Any oral representations or modifications concerning this Agreement shall be of no force or effect unless contained in a subsequent written modification signed by the Member to be charged.

Section 10.06       Binding Effect.

Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

Section 10.07       Construction.

Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

Section 10.08       Time.

Time is of the essence with respect to this Agreement.

Section 10.09       Headings.

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

Section 10.10       Incorporation by Reference.

Any exhibit or schedule attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

Section 10.11       Variation of Pronouns.

All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural as the identity of the person or persons may require.

Section 10.12       Waiver of Action for Partition.

Each of the Members irrevocably waives any right that he may have to maintain any action for partition with respect to any of the Company property.

Section 10.13       Counterpart Execution.

This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.

Section 10.14       Further Documents.

Each Member agrees to perform any further acts and to execute and deliver any further documents reasonably necessary or proper to carry out the intent of this Agreement.

Section 10.15       Attorneys’ Fees.

If an action is instituted to enforce the provisions of this Agreement, the prevailing party or parties in such action shall be entitled to recover from the losing party or parties its or their reasonable attorneys’ fees and costs as set by the court.

Section 10.16       Elections Made by Company.

All elections required or permitted to be made by the Company under the Internal Revenue Code shall be made by the Members in such manner as will in their judgment be most advantageous to a majority in interest of the Members.

In Witness Whereof, the Member has executed this Agreement on the day above written.

MEMBER:		RBG, LLC

	By:	/s/ Robert R. Black
Robert R. Black, Sr. – Manager

SCHEDULE A

Initial Capitalization

MEMBER	AMOUNT	MEMBERSHIP INTEREST

RBG, LLC	$1,000.00	100%